EXHIBIT 99.1

            BIGSTRING.COM INTRODUCES FREE 'MISSION IMPOSSIBLE' EMAIL
              THAT CAN BE MADE TO DISINTEGRATE BEFORE READER'S EYES

                    Company Calls It "World's Coolest Email"

         RED BANK, NJ, December 11, 2006 - Email that a sender can direct to disintegrate before the reader's eyes, "Mission Impossible" style, and detailed tracking reports are just two of the new features of BigString Corporation's (OTCBB: BSGC) just released BigString 2.0, which the company calls the "world's coolest email."

         BigString also announced that BigString 2.0 will provide free, large-storage, web-based email accounts with features similar to those offered by AOL, Yahoo, Hotmail and Google, as well as the unique features found in BigString email.

         The company's patent-pending technology permits sending recallable, changeable, erasable, non-printable and self-destructing emails (with the new disintegration feature) that can be modified after they are sent. Other new features of BigString 2.0 include tracking reports that indicate when your emails are opened and how many times they are viewed, and a very large transfer capacity. These features can be experienced by logging on to www.BigString.com and clicking on "Free Account."

         "While email is the most widely used online application in the world, it has had minimal innovation since its inception," stated Darin Myman, CEO of BigString Corporation. "This has changed with BigString 2.0, which I believe is the most innovative, feature-rich, secure and best email service available. With BigString, the sender has complete control over his/her email content even after it is sent by clicking on the `Edit Sent Mail' button. Emails that are sent today from non-BigString accounts can sit in someone else's inbox forever and on servers all over the web. BigString 2.0's email technology puts its users in complete command of their email privacy and security."

         With BigString you can recall, change, erase or self-destruct any email you have sent and:

         o  Add or delete attachments from emails already sent.

         o Make your emails and pictures non-printable, non-savable and non-forwardable.

         o Ensure your security and privacy with BigString acting like an automatic shredder for all email.

         o  Set a time or date for emails to self-destruct.

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable and self-destructing emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned

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subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming that can be controlled by the Internet audience.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@aol.com